UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2022

BIO-TECHNE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17272	41-1427402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

55413
614 McKinley Place NE Minneapolis, Minnesota 55413
(Address of Principal Executive Offices) (Zip Code)

(612) 379-8854
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TECH	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Entry into Credit Agreement

On August 31, 2022, Bio-Techne Corporation (the "Company") entered into a Credit Agreement (the "Credit Agreement"), with the lenders party thereto, BMO Harris Bank N.A., as Administrative Agent, Swing Line Lender and a Lender ("BMO"), and the guarantors party thereto.

The Credit Agreement provides for a revolving credit facility of $1 billion, which can be increased by an additional $400 million subject to certain conditions. Borrowings under the Credit Agreement may be used for working capital and expenditures of the Company and its subsidiaries, including financing permitted acquisitions.

Borrowings under the Credit Agreement bear interest at a variable rate. For base rate loans, the interest rate is equal to the sum of the applicable margin, which is established based on the Total Leverage Ratio for the most recently completed fiscal quarter, plus the base rate as established in the agreement. The base rate is the rate per annum equal to the greatest of: (i) BMO’s prime commercial rate, (ii) the sum of the Federal Funds Rate for such day plus 1/2 of 1.00%, and (iii) Adjusted term SOFR for a one-month interest period in effect two US Government Securities Business Days prior to such day plus 1.00%. For SOFR loans, the interest rate is equal to the sum of the applicable margin, which is established based on the Total Leverage Ratio for the most recently completed fiscal quarter, plus the adjusted term SOFR applicable for such interest period. For Swing loans, the interest rate is equal to the sum of the applicable margin for base rate loans and the base rate, as described above.

The Credit Agreement requires quarterly payments with respect to base rate loans and swing loans if the swing loan bears interest by reference to the base rate. Payments are required at the end of each interest period with respect to SOFR loans and swing loans if the swing loan bears interest by reference to the Swing Line Lender’s Quoted Rate. If such interest period is longer than three months, payments are required on each date occurring every three months after the commencement of such interest period.

The Credit Agreement matures on August 31, 2027. The Credit Agreement contains customary restrictive and financial covenants, including without limitation, (a) covenants requiring the Company to (i) pay certain fees, (ii) maintain, at the end of each fiscal quarter, a minimum interest coverage ratio of no less than 3.00 to 1.00 and (iii) maintain, at the end of each fiscal quarter, a maximum total funds debt to EBITDA ratio of no greater than 3.50 to 1.00 (or 4.00 to 1.00 in the four quarters following a Qualified Acquisition), and (b) covenants prohibiting the Company from, among other things, (i) creating, incurring or assuming additional indebtedness, (ii) creating certain liens on any of its properties or assets, (iii) selling, leasing or transferring any of its properties or assets, with certain exceptions, including sales of inventory and equipment in the ordinary course of business and (iv) entering into certain merger, consolidation or other reorganization transactions with, or acquiring all or a substantial portion of the assets or equity interests of, any person or entity, subject to certain permitted acquisitions, in each case subject to certain exceptions. There is an option amend the Credit Agreement to convert to a Sustainability Linked Loan by agreement of the parties, with a corresponding small reduction in the commitment fee and variable rate.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable and the lenders will have the right to terminate the Credit Agreement.

Each of the Company's material domestic subsidiaries entered into the Credit Agreement as guarantors of the Company's obligations under the Credit Agreement.

At the closing on August 31, 2022, the Company borrowed approximately $350 million pursuant to the Credit Agreement for working capital and for payment of outstanding debt under the Company’s prior credit agreement.

Item 9.01.      Financial Statements and Exhibits

Exhibit No.	Description
10.1	Credit Agreement by and among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent, dated August 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-TECHNE CORPORATION

Date: September 7, 2022	By:	/s/ Brenda S. Furlow
Brenda S. Furlow
Executive Vice President, General Counsel and Secretary